Exhibit 99.1

Oppenheimer Holdings Inc. Reports Third Quarter 2023 Earnings

New York, October 27, 2023 – Oppenheimer Holdings Inc. (NYSE: OPY) (the "Company" or "Firm") today reported net income of $13.9 million or $1.32 basic earnings per share for the third quarter of 2023, an increase of approximately 206.7%, compared with net income of $4.5 million or $0.40 basic earnings per share for the third quarter of 2022. Revenue for the third quarter of 2023 was $312.7 million, an increase of 6.3%, compared to revenue of $294.1 million for the third quarter of 2022.
Albert G. Lowenthal, Chairman and CEO commented, "The profitable results for the quarter reflect improved performance across many of our businesses, owing to higher interest rates and increased market volumes emanating from a still resilient economy. The rate of inflation continued to stabilize, while the labor market remained strong despite higher interest rates and labor unrest. The U.S. economy can perhaps yet achieve a “soft landing”. The stronger economy, however, has led to a market expectation that the Federal Reserve will maintain "higher for longer" interest rates well into 2024 which, in conjunction with continued fighting in Ukraine and the new eruption of unparalleled violence in Israel and Gaza, has resulted in a pullback in most major equity indices.

Our Wealth Management business continued to benefit from recent macroeconomic conditions, with the elevated interest rate environment driving large increases in bank deposit sweep income and margin interest revenue compared to the prior year period. Higher valuations in client portfolios and the addition of new client assets also resulted in meaningful improvements in advisory fees, though these were offset to some extent by the stock market retreat during the quarter and lower transaction-based fees due to subdued client activity. Our Capital Markets business also generated strong results, with higher fixed income sales and trading and somewhat higher equities underwriting revenues offsetting lower M&A advisory fees.

We finished the quarter with a strong balance sheet and ample capital levels that will permit us to continue seeking investment opportunities across our businesses. During the quarter, the Company completed its previously disclosed “Dutch auction” tender offer in which we repurchased 437,183 shares of our Class A non-voting common stock at a price of $40.00 per share. During the quarter, the Company also purchased 168,904 shares (2%) of our Class A non-voting common stock at an average price of $38.30 per share in the open market under our share repurchase program. This resulted in 10,289,233 shares of Class A non-voting common stock remaining outstanding, resulting in book value and tangible book value per share at record levels as of September 30, 2023."

Summary Operating Results (Unaudited)
('000s, except per share amounts or otherwise indicated)
Firm	3Q-23	3Q-22
Revenue	$312,667	$294,111
Compensation Expense	$195,684	$179,134
Non-compensation Expense	$95,396	$107,739
Pre-Tax Income	$21,587	$7,238
Income Taxes Provision	$7,808	$2,573
Net Income (1)	$13,861	$4,520
Earnings Per Share (Basic) (1)	$1.32	$0.40
Earnings Per Share (Diluted) (1)	$1.21	$0.37
Book Value Per Share	$75.01	$70.23
Tangible Book Value Per Share (2)	$58.65	$54.74
Private Client
Revenue	$193,254	$178,614
Pre-Tax Income	$65,249	$29,973
Assets Under Administration (billions)	$110.7	$100.3
Asset Management
Revenue	$20,830	$24,870
Pre-Tax Income	$4,951	$8,322
Assets Under Management (billions)	$40.4	$35.3
Capital Markets
Revenue	$94,576	$90,947
Pre-Tax Income (Loss)	$(15,254)	$2,401

(1) Attributable to Oppenheimer Holdings Inc.
(2) Represents book value less goodwill and intangible assets divided by number of shares outstanding.

Highlights

•Increased revenue for the third quarter of 2023 was primarily driven by a rise in interest sensitive income, including margin interest and bank deposit sweep income, as well as higher fixed income sales and trading and equities underwriting revenues
•Assets under administration and under management were both at higher levels at September 30, 2023 when compared with the same period last year, benefiting from market appreciation and positive net asset flows
•Non-compensation expenses decreased from the prior year quarter largely due to lower legal costs partially offset by higher interest expense
•The Company completed its “Dutch Auction” tender offer, resulting in the repurchase of 437,183 shares of the Company's Class A non-voting common stock. The Company also repurchased 168,904 shares of Class A Stock during the third quarter of 2023 under its previously announced share repurchase program, or approximately 2% of shares outstanding at year-end 2022
•Book value and tangible book value per share reached new record highs as a result of positive earnings and share re-purchases

Private Client
Private Client reported revenue for the current quarter of $193.3 million, 8.2% higher when compared with the prior year period. Pre-tax income was $65.2 million, compared with pre-tax income of $30.0 million in the prior year period. Financial advisor headcount at the end of the current quarter was 946 compared to 985 at the end of the third quarter of 2022.

Revenue:
•Retail commissions were reduced compared with the prior year quarter due to continued subdued retail trading activity
•Advisory fees increased 6.0% from a year ago primarily due to higher AUM during the billing period for the current quarter when compared to the third quarter of last year
•Bank deposit sweep income increased $6.5 million or 18.3% from a year ago due to higher short-term interest rates partially offset by lower cash sweep balances
•Interest revenue increased 46.8% from a year ago due to higher short-term interest rates
•Other revenue decreased from a year ago primarily due to lower Company-owned life insurance death benefit proceeds
Total Expenses:
•Compensation expenses increased 5.5% from a year ago primarily due to higher production-related expenses and deferred compensation costs, partially offset by lower share-based compensation expenses
•Non-compensation expenses decreased 41.7% from a year ago primarily due to lower legal costs

('000s, except otherwise indicated)
	3Q-23	3Q-22

Revenue	$193,254	$178,614
Commissions	$44,385	$46,893
Advisory Fees	$82,774	$78,055
Bank Deposit Sweep Income	$42,304	$35,769
Interest	$21,248	$14,471
Other	$2,543	$3,426

Total Expenses	$128,005	$148,641
Compensation	$92,383	$87,555
Non-compensation	$35,622	$61,086

Pre-Tax Income	$65,249	$29,973

Compensation Ratio	47.8%	49.0%
Non-compensation Ratio	18.4%	34.2%
Pre-Tax Margin	33.8%	16.8%

Assets Under Administration (billions)	$110.7	$100.3
Cash Sweep Balances (billions)	$3.5	$6.5

Asset Management

Asset Management reported revenue for the current quarter of $20.8 million, 16.2% lower when compared with the prior year period. Pre-tax income was $5.0 million, a decrease of $3.4 million compared with the prior year period.

Revenue:
•Advisory fees increased 1.6% from a year ago due to an increase in management fees resulting from the higher net value of billable AUM during the quarter
•Other revenue decreased $4.4 million from a year ago due to a decrease in fair value of the positions held in private equity funds
Assets under Management (AUM):
▪AUM increased to $40.4 billion at September 30, 2023, which is the basis for advisory fee billings for October 2023
▪The increase in AUM was comprised of higher asset values of $4.4 billion on existing client holdings and a net contribution of $0.7 billion in new assets
Total Expenses:
•Compensation expenses were down 16.7% from a year ago which was due to decreases in incentive compensation
•Non-compensation expenses were up 4.6% when compared to the prior year period mostly due to higher external portfolio management costs which are directly related to the increase in billable AUM

('000s, except otherwise indicated)
	3Q-23	3Q-22

Revenue	$20,830	$24,870
Advisory Fees	$25,188	$24,787
Other	$(4,358)	$83

Total Expenses	$15,879	$16,548
Compensation	$5,585	$6,702
Non-compensation	$10,294	$9,846

Pre-Tax Income	$4,951	$8,322

Compensation Ratio	26.8%	26.9%
Non-compensation Ratio	49.4%	39.6%
Pre-Tax Margin	23.8%	33.5%

AUM (billions)	$40.4	$35.3

Capital Markets

Capital Markets reported revenue for the current quarter of $94.6 million, 4.0% higher when compared with the prior year period. Pre-tax loss was $15.3 million, compared with pre-tax income of $2.4 million in the prior year period.

Revenue:
Investment Banking
•Advisory fees earned from investment banking activities decreased 38.5% compared with a year ago due to fewer M&A transactions
•Equities underwriting fees increased 201.2% when compared with a year ago due to higher new issuance volumes and deal sizes
•Fixed income underwriting fees were relatively flat with the prior year
Sales and Trading
•Equities sales and trading revenue decreased 11.2% compared with a year ago due to reduced volumes as a result of lower market volatility
•Fixed income sales and trading revenue increased by 48.9% compared with a year ago primarily due to an increase in trading income attributable to higher volatility and higher volumes

Total Expenses:
•Compensation expenses increased 20.7% compared with a year ago primarily due to costs associated with opportunistic hiring and increased incentive compensation
•Non-compensation expenses were 31.2% higher than a year ago primarily due to an increase in interest expense in financing trading inventories

('000s)
	3Q-23	3Q-22

Revenue	$94,576	$90,947

Investment Banking	$36,000	$36,951
Advisory Fees	$18,001	$29,270
Equities Underwriting	$15,246	$5,061
Fixed Income Underwriting	$2,049	$2,111
Other	$704	$509

Sales and Trading	$58,102	$53,093
Equities	$30,985	$34,877
Fixed Income	$27,117	$18,216

Other	$474	$903

Total Expenses	$109,830	$88,546
Compensation	$72,933	$60,415
Non-compensation	$36,897	$28,131

Pre-Tax Income (Loss)	$(15,254)	$2,401

Compensation Ratio	77.1%	66.4%
Non-compensation Ratio	39.0%	30.9%
Pre-Tax Margin	(16.1)%	2.6%

Other Matters

•The Board of Directors announced a quarterly dividend in the amount of $0.15 per share payable on November 24, 2023 to holders of Class A non-voting and Class B voting common stock of record on November 10, 2023
•Compensation expense as a percentage of revenue was higher at 62.6% during the current period versus 60.9% during the same period last year due to opportunistic hiring and the impact of inflation on salary levels during the year
•The effective tax rate for the current period was 36.2% compared with 35.5% for the prior year period and was impacted by permanent items and non-deductible losses in non-U.S. businesses

(In millions, except number of shares and per share amounts)
	3Q-23	3Q-22
Capital
Stockholders' Equity (1)	$779.3	$770.7
Regulatory Net Capital (2)	$437.1	$425.8
Regulatory Excess Net Capital (2)	$415.4	$399.4

Common Stock Repurchases
Share Repurchase Program
Repurchases	$6.5	$14.0
Number of Shares	168,904	413,052
Average Price Per Share	$38.30	$33.86

"Dutch Auction" Tender Offer
Repurchases	$17.5	$—
Number of Shares	437,183	—
Average Price Per Share	$40.00	$—

Period End Shares	10,388,898	10,974,655
Effective Tax Rate	36.2%	35.5%

(1) Attributable to Oppenheimer Holdings Inc.
(2) Attributable to Oppenheimer & Co. Inc. broker-dealer

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 92 retail branch offices in the United States and institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

This press release includes certain "forward-looking statements" relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting "Forward-Looking Statements" and Part 1A – Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and Factors Affecting "Forward-Looking Statements" in Part I, Item 2 in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

Oppenheimer Holdings Inc.
Condensed Consolidated Income Statements (Unaudited)
('000s, except number of shares and per share amounts)

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2023	2022	% Change	2023	2022	% Change
REVENUE
Commissions	$83,933	$89,608	(6.3)	$259,174	$282,307	(8.2)
Advisory fees	107,969	102,927	4.9	310,214	326,098	(4.9)
Investment banking	37,411	38,393	(2.6)	95,354	93,516	2.0
Bank deposit sweep income	42,304	35,769	18.3	135,273	54,968	146.1
Interest	26,430	17,361	52.2	78,691	38,667	103.5
Principal transactions, net	16,892	6,502	159.8	46,635	10,124	360.6
Other	(2,272)	3,551	*	15,195	(8,319)	*
Total revenue	312,667	294,111	6.3	940,536	797,361	18.0
EXPENSES
Compensation and related expenses	195,684	179,134	9.2	589,200	543,144	8.5
Communications and technology	22,590	21,500	5.1	67,813	63,981	6.0
Occupancy and equipment costs	17,281	15,457	11.8	49,622	44,701	11.0
Clearing and exchange fees	6,051	6,705	(9.8)	18,241	18,923	(3.6)
Interest	19,744	7,018	181.3	50,353	13,158	282.7
Other	29,730	57,059	(47.9)	136,369	98,172	38.9
Total expenses	291,080	286,873	1.5	911,598	782,079	16.6

Pre-Tax Income	21,587	7,238	198.2	28,938	15,282	89.4
Income taxes provision	7,808	2,573	203.5	10,262	5,559	84.6
Net Income	$13,779	$4,665	195.4	$18,676	$9,723	92.1

Less: Net income (loss) attributable to noncontrolling interest, net of tax	(82)	145	*	(403)	(215)	87.4
Net income attributable to Oppenheimer Holdings Inc.	$13,861	$4,520	206.7	$19,079	$9,938	92.0

Earnings per share attributable to Oppenheimer Holdings Inc.
Basic	$1.32	$0.40	230.0	$1.75	$0.84	108.3
Diluted	$1.21	$0.37	227.0	$1.62	$0.78	107.7

Weighted average number of common shares outstanding
Basic	10,519,431	11,270,589	(6.7)	10,874,055	11,901,727	(8.6)
Diluted	11,440,229	12,190,425	(6.2)	11,746,337	12,809,000	(8.3)

Period end number of common shares outstanding	10,388,898	10,974,655	(5.3)	10,388,898	10,974,655	(5.3)
* Percentage not meaningful